October 23, 2014

Raffi Asadorian

Re: Offer of Employment with Amyris, Inc.

Dear Raffi:

On behalf of Amyris, Inc. (“Amyris” or the “Company”), I am delighted to offer to you employment with Amyris. If you accept this offer and satisfy the conditions of acceptance set forth herein, your employment with Amyris will commence on January 2, 2015, or on a different date mutually agreed to by both parties, under the following terms:

Position
You will be employed full-time by Amyris as Chief Financial Officer reporting to me, John Melo, CEO.

Salary
Your base salary will be $450,000 per year ($37,500 per month) payable in accordance with Amyris’ regular payroll schedule which is currently semi-monthly. Your salary will be subject to adjustment from time to time pursuant to the Company’s employee compensation policies then in effect.

Bonus
You will be eligible for a discretionary performance-based bonus, with your initial aggregate annual bonus target being $150,000.00. Such bonus shall be earned and paid out in accordance with the applicable executive bonus plan adopted by the Company for each year.

Benefits
You will be eligible to participate in the employee benefits and benefit plans that are available to full-time employees of Amyris. Currently, these include (i) 12 paid holidays, (ii) three weeks of paid vacation (pro-rated by hiring date), (iii) up to six days of paid sick leave per year (pro-rated by hiring date), (iv) medical insurance, (v) dental insurance, (vi) vision insurance, (vii) supplemental health and flexible spending accounts, (viii) group term life insurance, (ix) accidental death & disability insurance, (x) long-term disability insurance, and (xi) 401K plan. You will also be eligible to receive paid access to adjacent gym facilities. The terms of your benefits will be governed by the applicable plan documents and Amyris’ company policies. Enclosed is an Employee Benefits Overview.

Equity
Amyris will recommend to its Board of Directors or the relevant committee of the Board of Directors that you be granted (i) an option to purchase 300,000 shares of common stock of

Amyris; and (ii) an award of 200,000 restricted stock units (“RSUs”). The option would have an exercise price per share equal to the fair market value of a share of Amyris common stock on the date of grant (generally the closing price of Amyris common stock on NASDAQ as of the date of grant) and vest as follows: (i) 25% of the shares subject to the option upon completion of your twelfth month of employment, and (ii) the balance of the shares subject to the option in a series of 36 equal monthly instalments upon completion of each additional month of employment with Amyris thereafter. The 200,000 share RSU awards would vest in equal annual instalments over three years from the vesting commencement date. Any option(s) or RSU award(s) granted to you will be granted as of a date set in accordance with Amyris’ standard equity award granting policy and subject to the then-current terms and conditions of the relevant Amyris equity plan and agreements.

Relocation Expenses
Amyris will reimburse you for and/or directly pay up to a total of $75,000 in total relocation and temporary housing costs associated with your move from Switzerland to the San Francisco Bay Area. This $75,000 is intended to cover:

•	Movement of household goods, including packaging and crating service

•	Movement of automobiles

•	Home finding trip and area tour for you and your spouse, Includes airfare, hotel and meal expenses

•	Up to three (3) months of rental expense for temporary housing for you and your family in order to provide you enough time to secure permanent accommodations; and

•	Up to three (3) months of storage of your personal house goods.

Amyris has contracted with Graebel Relocation Services to provide assistance and coordination of your move. This will include coordination and management of your household goods and automobile; storage of your household items while you secure permanent accommodations and assistance in securing interim housing. Once your offer is accepted and finalized, you will be contacted by our HR staff and Graebel Relocation to begin the coordination of your move.

Subject to the limitations set out above, the expenses relating to the movement of your household goods and car will be paid directly by Amyris to the moving company. All other amounts received by you for relocation expense reimbursement will be reported as taxable income to you in the year received as required by applicable tax law. In the event that you terminate your employment with Amyris before the completion of twelve (12) months of employment, you agree to promptly repay Amyris one hundred percent (100%) of the relocation expenses that Amyris paid under this provision by personal check or other negotiable instrument. All relocation expenses must be approved by Amyris before the costs are incurred and must be documented by reasonably detailed receipts.

Amyris’ Company Policies
As an employee of Amyris, you will be subject to, and expected to comply with its policies and procedures, personnel and otherwise, as such policies are developed and communicated to you.

“At-Will” Employment
Employment with Amyris is “at-will”. This means that it is not for any specified period of time and can be terminated by you or by Amyris at any time, with or without advance notice, and for any or no particular reason or cause. It also means that your job duties, title and responsibility and reporting level, compensation and benefits, as well as Amyris’ personnel policies and procedures, may be changed at any time in the sole discretion of Amyris. However, the “at-will” nature of your employment shall remain unchanged during your tenure as an employee of Amyris and may not be changed, except in an express writing signed by you and by an authorized Amyris executive officer signing on behalf of Amyris.

Termination and Change in Control Benefits
As an executive of Amyris, you will be eligible to participate in the Company’s Executive Severance Plan (the “Severance Plan”), a copy of which is attached hereto as Exhibit A. In order to participate in the Severance Plan, you will be required to execute the “Participation Agreement” in the form attached to the Severance Plan and to comply with the other terms of the Severance Plan.

Full-Time Service to Amyris
The Company requires that, as a full-time employee, you devote your full business time, attention, skills and efforts to the tasks and duties of your position as assigned by the Company. If you wish to request consent to provide services (for any or no form of compensation) to any other person or business entity while employed by Amyris, you must first receive permission from an officer of Amyris.

Notwithstanding the foregoing, Amyris will accommodate your need for flexibility in work hours to meet family commitments; you will be encouraged to take time to attend your children’s school events, sports activities and other family commitments.

Conditions of Offer
In order to accept this offer, and for your acceptance to be effective, you must satisfy the following conditions:

•	You must provide satisfactory documentary proof of your identity and right to work in the United States of America on your first day of employment.

•	You must agree in writing to the terms of the enclosed Proprietary Information and Inventions Agreement (“PIIA”) without modification.

•
You must consent to, and Amyris must obtain satisfactory results from, reference and background checks. Until you have been informed in writing by the Company that such checks have been completed and the results satisfactory, you may wish to defer reliance on this offer.

•	You must agree in writing to the terms of the enclosed Mutual Agreement to Binding Arbitration (“Arbitration Agreement”) without modification.

By signing and accepting this offer, you represent and warrant that: (i) you are not subject to any pre-existing contractual or other legal obligation with any person, company or business enterprise which may be an impediment to your employment with, or your providing services to, Amyris as its employee; and (ii) you have not and shall not bring onto Amyris’ premises, or use in the course of your employment with Amyris, any confidential or proprietary information of another person, company or business enterprise to whom you previously provided services.

Entire Agreement

Provided that the conditions of this offer and your acceptance are satisfied, this letter together with the enclosed PIIA and Arbitration Agreement and the Severance Plan (collectively, the “Offer Documents”) shall constitute the full and complete agreement between you and Amyris regarding the terms and conditions of your employment. The Offer Documents cancel, supersede and replace any and all prior negotiations, representations or agreements, written and oral, between you and Amyris or any representative or agent of Amyris regarding any aspect of your employment. Any change to the terms of your employment with Amyris, as set forth in this letter, must be in an individualized writing to you, signed by Amyris to be effective.

Please confirm your acceptance of this offer, by signing and returning the enclosed copy of this letter as well as the PIIA and Arbitration Agreement to me by October 30, 2014. If not accepted by you as of that date, this offer will expire. We look forward to having you join Amyris. If you have any questions, please do not hesitate to contact me at (510) 740-7440.

Sincerely,

/s/ John G. Melo

John G. Melo
Chief Executive Officer

I HAVE READ AND ACCEPT THIS EMPLOYMENT OFFER:

/s/ Raffi Asadorian                        October 28, 2014
Raffi Asadorian                        Date

Enclosures:
Proprietary Information and Inventions Agreement
Mutual Agreement to Arbitrate
Employee Benefits Overview

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